Exhibit 99.8

To Participants and Beneficiaries in the Merry Land Properties, Inc. 401(k) and Employee Stock Ownership Plan

     Cornerstone Realty Income Trust, Inc. (“Cornerstone”) has entered into an Agreement and Plan of Merger dated as of October 25, 2004, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of January 24, 2005 (as so amended, the “Merger Agreement”), with Colonial Properties Trust (“Colonial”) and CLNL Acquisition Sub LLC (“Merger Sub”), a wholly owned subsidiary of Colonial, pursuant to which Cornerstone will merge with and into Merger Sub (the “Merger”). As a participant or beneficiary in the Merry Land Properties, Inc. 401(k) and Employee Stock Ownership Plan (the “Plan”), you are entitled to instruct W. Tennent Houston, the trustee under the Plan (the “Trustee”), to elect the form of merger consideration that you desire to have allocated to your Company Stock Account under the Plan (the “Account”) for the common shares (“Cornerstone Common Shares”) of Cornerstone allocated to your Account if and when the Merger is consummated. The Trustee holds legal title, on behalf of the Plan, to the Cornerstone Common Shares allocated to the Accounts of Plan participants and beneficiaries.

     You are encouraged to carefully review the Joint Proxy Statement/Prospectus, which is being sent to you concurrently, before deciding how to direct the Trustee on electing the type of merger consideration you wish to have allocated to your Account upon consummation of the merger in exchange for the Cornerstone Common Shares allocated to your Account.

     Forms of Merger Consideration. Under the terms of the Plan, you, as a participant or beneficiary in the Plan, are entitled to instruct the Trustee to elect the type of merger consideration you wish to have allocated to your Account under the Plan in accordance with the Merger Agreement in exchange for the Cornerstone Common Shares allocated to your Account under the Plan. A Cornerstone ESOP Election Form is enclosed with this letter for this purpose.

     You may instruct the Trustee to make one of the following elections: (1) to have each Cornerstone Common Share allocated to your Account converted into a number of common shares of beneficial interest, $0.01 par value per share, of Colonial (the “Colonial Common Shares”) equal to the common share conversion rate in accordance with Section 1.8(a)(ii) of the Merger Agreement (a “Common Election”); (2) to have each Cornerstone Common Share allocated to your Account converted into a number of depositary shares of Colonial representing 1/100th of a 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, of Colonial (such depositary shares, the “Colonial Series E Preferred Depositary Shares” and, together with the Colonial Common Shares, the “Colonial Shares”) equal to the preferred depositary share conversion rate in accordance with Section 1.8(a)(i) of the Merger Agreement (a “Preferred Election”); or (3) to have the Cornerstone Common Shares allocated to your Account converted into both (a) a number of Colonial Common Shares equal to the common share conversion rate for a specified number of Cornerstone Common Shares and (b) a number of Colonial Series E Preferred Depositary Shares equal to the preferred depositary share conversion rate for a specified number of Cornerstone Common Shares (a “Mixed Election”).

     Your Account will not be charged with any fees in connection with the exchange, regardless of the form of merger consideration elected.

     Neither certificates nor scrip representing fractional shares of Colonial Shares will be issued in connection with the Merger. Instead, each Plan participant or beneficiary who otherwise would have been entitled to a fraction of a Colonial Common Share or Colonial Series E Preferred Depositary Share will have allocated to his or her Account an amount in cash, without interest, rounded to the nearest cent, relating to such fractional share.

     Tax Consequences of Form of Merger Consideration Allocated To Your Account. Your direction to the Trustee to make a Common Share Election, Preferred Share Election, or Mixed Election on your behalf will not create a taxable event to you at the time of the Merger. However, the form of merger consideration actually allocated to your Account in exchange for the Cornerstone Common Shares in your Account may have a tax consequence to you when you receive a distribution from the Plan.

     If any Colonial Share is actually allocated to your Account in exchange for Cornerstone Common Shares, such Colonial Share remains in your Account until you receive a distribution from the Plan. If the Plan as in effect when your distribution is made lets you elect that your distribution include such Colonial Share and there is no change in the tax law respecting the taxation of distributions of employer securities from a plan like the Plan, then you would not be taxed at the time of the distribution on the “net unrealized appreciation” in such Colonial Share provided that the distribution meets the applicable requirements under the tax law for a “lump sum distribution”.

     The “net unrealized appreciation” on the Colonial Share will be the excess, if any, in the value of such share at the time of the distribution over the cost or other tax basis of such share to the Plan. If the merger is consummated as a tax-free “forward” merger as contemplated, the cost or other tax basis to the Plan for the Colonial Shares received in the Merger will be equal to the original cost or other tax basis to the Plan of the Cornerstone Common Shares exchanged, less any cash received in lieu of fractional shares. When you subsequently sell the Colonial Shares, you will (assuming no change in the applicable tax laws) be taxed on your “net unrealized appreciation” at long-term capital gains rates.

     The above discussion of the tax consequences of the form of merger consideration actually allocated to the Account of a Plan participant upon completion of the merger is intended only as a summary of the general principles of current U.S. federal income tax law applicable to the distribution of employer securities from a qualified retirement plan. While it is believed that the foregoing statements accurately summarize existing provisions of the Internal Revenue Code and its legislative history and regulations, and the applicable administrative and judicial interpretations, these statements are only summaries, and the rules in question are quite detailed and complicated. Moreover, legislative, administrative, regulatory or judicial changes or interpretations may occur that would modify such statements. Individual financial situations may vary, and state and local tax consequences may be significant. Therefore, you should consult your own tax advisor concerning the tax consequences of your directions to the Trustee regarding the form of merger consideration you wish to have allocated to your Account in exchange for the shares of Cornerstone Common Shares allocated to your Account under the Plan.

     Circumstances Under Which Your Directions Regarding the Form of Merger Consideration May Not Be Followed. Your directions regarding the form of merger consideration you wish to have allocated to your Account in exchange for the Cornerstone Common Shares currently allocated to your Account are subject to the terms, conditions, and limitations set forth in (i) the enclosed Joint Proxy Statement/Prospectus dated February 11, 2005, (ii) the Merger Agreement included as Annex A to the Joint Proxy Statement/Prospectus, (iii) the Cornerstone ESOP Election Form and the accompanying Instructions, and (iv) the requirements of ERISA.

     Proration and Other Provisions Under Merger Agreement. The Merger Agreement provides that not more than approximately 25% of the Cornerstone Common Shares may be converted into the right to receive Colonial Series E Preferred Depositary Shares. More specifically, if elections to convert into the right to receive Colonial Series E Preferred Depositary Shares are received for a number of Cornerstone Common Shares that is greater than the maximum preferred depositary share amount set forth in the Merger Agreement, each such election will be prorated in accordance with the provisions set forth in Section 1.10 of the Merger Agreement. In addition, if elections to convert into the right to receive Colonial Series E Preferred Depositary Shares are received for a number of Cornerstone Common Shares and from a number of holders of Cornerstone Common Shares which would cause the Colonial Series E Preferred Depositary Shares to be issued in the merger to not satisfy listing conditions of the New York Stock Exchange specified in the Merger Agreement, each Cornerstone Common Share will be converted into the right to receive Colonial Common Shares (and no Colonial Series E Preferred Depositary Shares will be issued), as set forth in Section 1.10 of the Merger Agreement.

     ERISA Fiduciary Requirements. The Plan is governed by ERISA. Accordingly, your directions regarding the form of merger consideration to be elected in exchange for Cornerstone Common Shares allocated to your Account under the Plan are subject to the requirements of ERISA. To the extent that your directions regarding the form of merger consideration to be elected are inconsistent with the requirements of ERISA, the Trustee, acting either on its own or at the direction of another Plan fiduciary, may not follow your directions and may implement an election that is deemed more prudent under the circumstances in light of the ERISA fiduciary requirements.

*       *       *

     Please note that the enclosed Cornerstone ESOP Election Form must be used instead of any other election form to elect the type of merger consideration you wish to have allocated to your Account under the Plan. You will receive other election material for those shares owned by you individually and not under the Plan.

     IF YOU WISH TO INSTRUCT THE TRUSTEE WITH RESPECT TO ELECTING THE TYPE OF MERGER CONSIDERATION YOU WISH TO HAVE ALLOCATED TO YOUR ACCOUNT IN EXCHANGE FOR THE CORNERSTONE COMMON SHARES ALLOCATED TO YOUR ACCOUNT, YOU MUST COMPLETE, SIGN, DATE, AND RETURN A CORNERSTONE ESOP ELECTION FORM TO EQUISERVE TRUST COMPANY (THE “EXCHANGE AGENT”) IN THE ENCLOSED ENVELOPE BY 5:00 P.M. E.S.T ON MARCH 30, 2005. IF YOU DO NOT TIMELY RETURN A COMPLETED CORNERSTONE ESOP ELECTION FORM, ALL CORNERSTONE COMMON SHARES ALLOCATED TO YOUR ACCOUNT WILL BE CONVERTED INTO THE RIGHT TO RECEIVE COLONIAL COMMON SHARES.

     If you have any questions relating to this election form, please call MacKenzie Partners, Inc., Cornerstone’s proxy solicitor at (800) 322-2885.

     If you have questions regarding the tax consequences of your election of merger consideration after reading this letter and the enclosed materials, you should consult with your personal tax advisor.

Important

Complete and sign the Cornerstone ESOP Election Form according to the enclosed INSTRUCTIONS and mail or deliver these forms to the Exchange Agent.

For your election to be effective, the Cornerstone ESOP Election Form must be received by the Exchange Agent no later than 5:00 p.m., E.S.T., on March 30, 2005.

     PROCEDURES HAVE BEEN ESTABLISHED TO MAINTAIN THE CONFIDENTIALITY OF YOUR ELECTION. YOUR CORNERSTONE ESOP ELECTION FORM AND ANY OTHER COMMUNICATIONS YOU HAVE WITH THE TRUSTEE WILL BE HELD IN CONFIDENCE BY THE TRUSTEE, OR ITS AGENT, THE EXCHANGE AGENT, AND WILL NOT BE RELEASED OR DIVULGED TO ANYONE, EXCEPT AS REQUIRED BY LAW. YOUR ELECTION OF MERGER CONSIDERATION WILL NOT BE DISCLOSED TO CORNERSTONE, COLONIAL OR ANY OF THEIR RESPECTIVE AFFILIATES.

CORNERSTONE ESOP ELECTION FORM

     The undersigned, being a participant or beneficiary in the Merry Land Properties, Inc. 401(k) and Employee Stock Ownership Plan (the “Plan”), authorizes and instructs W. Tennent Houston, as Trustee of the Plan, to elect the form of merger consideration described below that the undersigned wishes to have allocated to the undersigned’s Company Stock Account (the “Account”) in exchange for the common shares of Cornerstone (“Cornerstone Common Shares”) allocated to the undersigned’s Account when the merger of Cornerstone Realty Income Trust, Inc. (“Cornerstone”) with and into a subsidiary of Colonial Properties Trust (“Colonial”) is consummated.

DESCRIPTION OF CORNERSTONE COMMON SHARES ALLOCATED TO YOUR ACCOUNT
(Please fill in. Attach separate schedule if needed.)

Name(s) and Address of Participant or Beneficiary
(If there is any error in the name or address shown
below, please make the necessary corrections.)	Number of Shares

METHOD OF DELIVERY

Mail or deliver this Election Form and Letter of Transmittal, together with any certificate(s) representing your Cornerstone Common Shares, to the Exchange Agent:*

By Mail: EquiServe Trust Company P.O. Box 859208 Braintree, MA 02185	By Hand: EquiServe Trust Company 17 Battery Park Place, 11th floor New York, NY 10004	By Overnight Delivery: EquiServe Trust Company 161 Baystate Drive Braintree, MA 02184

Telephone Assistance: (800) 730-6001

* Deliveries made to an address other than any of the addresses stated above will not be acceptable and the Exchange Agent will not be responsible therefor.

Cornerstone ESOP Election Form

ELECTION

IMPORTANT: To make an election of your desired form of merger consideration (an “Election”), a properly executed Cornerstone ESOP Election Form must be received by the Exchange Agent prior to 5:00 p.m. E.S.T., on March 30, 2005.

PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS. Please check only ONE of the following boxes:

☐(1)	COMMON ELECTION. By checking this box, you hereby instruct the Trustee to elect to receive a number of Colonial Common Shares equal to the common share conversion rate in accordance with Section 1.8(a)(ii) of the Merger Agreement for each Cornerstone Common Share allocated to your Account.

☐(2)	PREFERRED ELECTION. By checking this box, you hereby instruct the Trustee to elect to receive a number of Colonial Series E Preferred Depositary Shares equal to the preferred depositary share conversion rate in accordance with Section 1.8(a)(i) of the Merger Agreement for each Cornerstone Common Share allocated to your Account.

☐(3)	MIXED ELECTION. By checking this box, you hereby instruct the Trustee to elect to receive both (i) a number of Colonial Common Shares equal to the common share conversion rate in accordance with Section 1.8(a)(ii) of the Merger Agreement for a specified number of Cornerstone Common Shares allocated to your Account, and (ii) a number of Colonial Series E Preferred Depositary Shares equal to the preferred depositary share conversion rate in accordance with Section 1.8(a)(i) of the Merger Agreement for a specified number of Cornerstone Common Shares allocated to your Account.

Number of Cornerstone Common Shares which you desire to have converted into Colonial Common Shares: ____________________________

Number of Cornerstone Common Shares which you desire to have converted into Colonial Series E Preferred Depositary Shares: _____________________________

IMPORTANT: If you do not make an effective election above, all Cornerstone Common Shares allocated to your Account will be converted into the right to receive Colonial Common Shares.

IMPORTANT: In the event that elections to receive Colonial Series E Preferred Depositary Shares exceed the limitations set forth in the Merger Agreement and described in the Joint Proxy Statement/Prospectus, each such election will be prorated pursuant to specified proration procedures set forth in Section 1.10 of the Merger Agreement and described in the Joint Proxy Statement/Prospectus. In the event that elections to receive Colonial Series E Preferred Depositary Shares do not meet listing conditions of the New York Stock Exchange specified in the Merger Agreement, each Cornerstone Common Share will be converted into the right to receive Colonial Common Shares (and no Colonial Series E Preferred Depositary Shares will be issued), as set forth in Section 1.10 of the Merger Agreement and described in the Joint Proxy Statement/Prospectus. In addition, each election is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Cornerstone ESOP Election Form

SIGN HERE

Name (Please Print):

Title, if any

If signature is by attorney, executor, administrator, trustee or guardian or other acting in a fiduciary capacity, set forth full title and see Instruction D(3).

Signature:

Address:

Phone No.

Date:

Cornerstone ESOP Election Form

INSTRUCTIONS

A.	SPECIAL CONDITIONS

     1. Time in Which to Elect. To be effective, an election on this form or a facsimile hereof must be properly completed, signed and submitted to the Exchange Agent, prior to 5:00 P.M., E.S.T., on March 30, 2005. Plan participants and beneficiaries whose Cornerstone ESOP Election Form is not so received will not be entitled to specify their desired form of merger consideration and all Cornerstone Common Shares allocated to their Account will be converted into the right to receive Colonial Common Shares.

     2. Change or Revocation of Election. Any Plan participant or beneficiary may at any time prior to 5:00 P.M., E.S.T. on March 30, 2005 change such participant’s or beneficiary’s election by written notice received by the Exchange Agent at or prior to 5:00 P.M., E.S.T. on March 30, 2005 accompanied by a properly completed Election Form. Any Plan participant or beneficiary may at any time prior to 5:00 P.M., E.S.T. on March 30, 2005 revoke such participant’s or beneficiary’s election by written notice received by the Exchange Agent at or prior to 5:00 P.M., E.S.T. on March 30, 2005. Any revocation of an election may be withdrawn by notice of such withdrawal delivered to the Exchange Agent at or prior to 5:00 P.M., E.S.T. on March 30, 2005.

     3. Nullification of Election. Any election of merger consideration made by this Cornerstone ESOP Election Form as to Cornerstone Common Shares will be void and of no effect if the Merger is not consummated.

     4. ERISA. An election is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

B.	TYPES OF ELECTIONS

     By properly completing the box marked “Election,” each Plan participant or beneficiary may make an election indicating the form of consideration that such Plan participant or beneficiary desires to receive upon the effective time of the Merger in exchange for all Cornerstone Common Shares allocated to the Plan participant’s or beneficiary’s Account. Subject to the provisions of Section 1.10 of the Merger Agreement, each Plan participant and beneficiary may make one of the following elections regarding the type of merger consideration such participant or beneficiary wishes to receive at the effective time of the Merger in exchange for such participant’s or beneficiary’s Cornerstone Common Shares:

(i)	the right to receive a number of shares of Colonial Common Shares equal to the common share conversion rate in accordance with Section 1.8(a)(ii) of the Merger Agreement; or

(ii)	the right to receive a number of Colonial Series E Preferred Depositary Shares equal to the preferred depositary conversion rate in accordance with Section 1.8(a)(i) of the Merger Agreement.

     No more than approximately 25% of the Cornerstone Common Shares may be converted into the right to receive a number of Colonial Series E Preferred Depositary Shares. If elections to convert to the right to receive Colonial Series E Preferred Depositary Shares are received for a number of Cornerstone Common Shares that is greater than the maximum preferred depositary share amount as defined under the Merger Agreement, each such election will be prorated in accordance with the provisions set forth in Section 1.10 of the Merger Agreement. If elections to convert to the right to receive Colonial Series E Preferred Depositary Shares are received for a number of Cornerstone Common Shares and from a number of holders of Cornerstone Common Shares which would cause the Colonial Series E Preferred Depositary Shares to be issued in the merger to not satisfy listing conditions of the New York Stock Exchange specified in the Merger Agreement, each Cornerstone Common Share will be converted into the right to receive Colonial Common Shares (and no Colonial Series E Preferred Depositary Shares will be issued), as set forth in Section 1.10 of the Merger Agreement.

     See Instruction D(4) for information concerning the right to make mixed elections.

Cornerstone ESOP Election Form

C.	ELECTION AND PRORATION PROCEDURES

     A description of the election and proration procedures is set forth in the Joint Proxy Statement/Prospectus under “The Merger — Election and Proration of Merger Consideration; Fractional Shares” and “The Merger Agreement — Election; Proration.” A full statement of the election and proration procedures is contained in Article I of the Merger Agreement. All elections are subject to compliance with the election and proration procedures set forth in the Merger Agreement. IN CONNECTION WITH MAKING ANY ELECTION, EACH PARTICIPANT OR BENEFICIARY SHOULD READ CAREFULLY, AMONG OTHER MATTERS, THE AFORESAID DESCRIPTION AND STATEMENT AND THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS.

D.	GENERAL

     1. Execution and Delivery. This Election Form must be properly completed, signed and submitted to the Trustee in the enclosed envelope.

     2. Inadequate Space. If there is insufficient space for any material required by this Election Form, please attach a separate sheet.

     3. Signatures. If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or in any other representative or fiduciary capacity, the person signing must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded with the Election Form.

     4. Mixed Elections Allowed. Each Plan participant or beneficiary may make a single election for all of the Cornerstone Common Shares allocated to his or her Account, or, alternatively, different elections may be made for different portions of the Cornerstone Common Shares allocated to his or her Account.

     5. Tax Consequences. Since individual circumstances may differ, a Plan participant or beneficiary should consult his or her personal tax advisor to determine the tax consequences of the form of merger consideration, including the effect of foreign, federal, state, local or other tax laws.

     6. Miscellaneous. All questions with respect to this Election Form and the Elections (including, without limitations, questions relating to the timeliness or effectiveness of any Election and computations as to proration) will be determined by the Trustee and the Exchange Agent, which determinations shall be conclusive and binding.

     Additional copies of this Election Form may be obtained from the EquiServe Trust Company (whose telephone number is (800) 730-6001).

Cornerstone ESOP Election Form